Exhibit 10.17
SECOND AMENDED AND RESTATED
EMPLOYMENT AGREEMENT
     SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT, dated as of January 1, 2011 (the “Employment Agreement”), by and between CVR ENERGY, INC., a Delaware corporation (the “Company”), and EDWARD MORGAN (the “Executive”).
     WHEREAS, the Company and the Executive entered into an employment agreement dated April 1, 2009, as amended by an amendment to such employment agreement dated August 17, 2009 (as amended, the “Original Agreement”) and an amended and restated employment agreement dated January 1, 2010 (the “Amended and Restated Agreement”);
     WHEREAS, the Company and the Executive desire to amend and restate the Original Agreement in its entirety as provided for herein;
     NOW, THEREFORE, in consideration of the mutual covenants contained herein and other valid consideration the sufficiency of which is acknowledged, the parties hereto agree as follows:
     Section 1. Employment.
               1.1. Term. The Company agrees to employ the Executive, and the Executive agrees to be employed by the Company, in each case pursuant to this Employment Agreement, for a period commencing on January 1, 2011 (the “Commencement Date”) and ending on the earlier of (i) the third (3rd) anniversary of the Commencement Date and (ii) the termination or resignation of the Executive’s employment in accordance with Section 3 hereof (the “Term”).
               1.2. Duties. During the Term, the Executive shall serve as Chief Financial Officer and Treasurer of the Company and such other or additional positions as an officer or director of the Company, and of such direct or indirect affiliates of the Company (“Affiliates”), as the Executive and the board of directors of the Company (the “Board”) or its designee shall mutually agree from time to time. In such positions, the Executive shall perform such duties, functions and responsibilities during the Term commensurate with the Executive’s positions as reasonably directed by the Board.
               1.3. Exclusivity. During the Term, the Executive shall devote substantially all of Executive’s working time and attention to the business and affairs of the Company and its Affiliates, shall faithfully serve the Company and its Affiliates, and shall in all material respects conform to and comply with the lawful and reasonable directions and instructions given to Executive by the Board, or its designee, consistent with Section 1.2 hereof. During the Term, the Executive shall use Executive’s best efforts during Executive’s working time to promote and serve the interests of the Company and its Affiliates and shall not engage in any other business activity, whether or not such activity shall be engaged in for pecuniary profit. The provisions of this Section 1.3 shall not be construed to prevent the Executive from investing Executive’s personal, private assets as a passive investor in such form or manner as will not require any active services on the part of the Executive in the management or operation of the affairs of the companies, partnerships, or other business entities in which any such passive investments are made.
     Section 2. Compensation.
               2.1. Salary. As compensation for the performance of the Executive’s services hereunder, during the Term, the Company shall pay to the Executive a salary at an annual rate of $335,000 which annual salary shall be prorated for any partial year at the beginning or end of the Term and shall accrue and be payable in accordance with the Company’s standard payroll policies, as such salary may be adjusted upward by the Compensation Committee of the Board in its discretion (as adjusted, the “Base Salary”).
               2.2. Annual Bonus. For each completed fiscal year occurring during the Term, the Executive shall be eligible to receive an annual cash bonus (the “Annual Bonus”). Commencing with fiscal year 2011, the target Annual Bonus shall be 120% of the Executive’s Base Salary as in effect at the beginning of the Term in fiscal year 2011 and at the beginning of each such fiscal year thereafter during the Term, the actual Annual Bonus to be based upon such individual and/or Company performance criteria established for each such fiscal year by the Compensation Committee of the Board. The Annual Bonus, if any, payable to Executive for a fiscal year will be paid by the Company to the Executive on the last scheduled payroll payment date during such fiscal year; provided, however, that if the Annual Bonus is payable pursuant to a plan that is intended to provide for the payment of bonuses that constitute “performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), the Annual Bonus shall be paid at such time as is provided in the applicable plan.
               2.3. Employee Benefits. During the Term, the Executive shall be eligible to participate in such health, insurance, retirement, and other employee benefit plans and programs of the Company as in effect from time to time on the same basis as other senior executives of the Company.
               2.4. Paid Time Off. During the Term, the Executive shall be entitled to twenty-five (25) days of paid time off (“PTO”) each year.
               2.5. Business Expenses. The Company shall pay or reimburse the Executive for all commercially reasonable business out-of-pocket expenses that the Executive incurs during the Term in performing Executive’s duties under this Employment Agreement upon presentation of documentation and in accordance with the expense reimbursement policy of the Company as approved by the Board and in effect from time to time. Notwithstanding anything herein to the contrary or otherwise, except to the extent any expense or reimbursement described in this Employment Agreement does not constitute a “deferral of compensation” within the meaning of Section 409A of the Code and the Treasury regulations and other guidance issued thereunder, any expense or reimbursement described in this Employment Agreement shall meet the following requirements: (i) the amount of expenses eligible for reimbursement provided to the Executive during any calendar year will not affect the amount of expenses eligible for reimbursement to the Executive in any other calendar year; (ii) the reimbursements for expenses for which the Executive is entitled to be reimbursed shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred; (iii) the right to payment or reimbursement or in-kind benefits hereunder may not be liquidated or exchanged for any other benefit; and (iv) the reimbursements shall be made pursuant to objectively determinable and nondiscretionary Company policies and procedures regarding such reimbursement of expenses.
     Section 3. Employment Termination.
               3.1. Termination of Employment. The Company may terminate the Executive’s employment for any reason during the Term, and the Executive may voluntarily resign Executive’s employment for any reason during the Term, in each case (other than a termination by the Company for Cause) at any time upon not less than thirty (30) days’ notice to the other party. Upon the termination or resignation of the Executive’s employment with the Company for any reason (whether during the Term or thereafter), the Executive shall be entitled to any Base Salary earned but unpaid through the date of termination or resignation, any earned but unpaid Annual Bonus for completed fiscal years, any unused accrued PTO and any unreimbursed expenses in accordance with Section 2.5 hereof (collectively, the “Accrued Amounts”).
               3.2. Certain Terminations.
                    (a) Termination by the Company Other Than For Cause or Disability; Resignation by the Executive for Good Reason. If during the Term (i) the Executive’s employment is terminated by the Company other than for Cause or Disability or (ii) the Executive resigns for Good Reason, then in addition to the Accrued Amounts the Executive shall be entitled to the following payments and benefits: (x) the continuation of Executive’s Base Salary at the rate in effect immediately prior to the date of termination or resignation (or, in the case of a resignation for Good Reason, at the rate in effect immediately prior to the occurrence of the event constituting Good Reason, if greater) for a period of twelve (12) months (or, if earlier, until and including the month in which the Executive attains age 70) (the “Severance Period”) and (y) a Pro-Rata Bonus and (z) to the extent permitted pursuant to the applicable plans, the continuation on the same terms as an active employee (including, where applicable, coverage for the Executive and the Executive’s dependents) of medical, dental, vision and life insurance benefits (“Welfare Benefits”) the Executive would otherwise be eligible to receive as an active employee of the Company for twelve (12) months or, if earlier, until such time as the Executive becomes eligible for Welfare Benefits from a subsequent employer (the “Welfare Benefit Continuation Period”) (such payments, collectively, the “Severance Payments”). If the Executive is not permitted to continue participation in the Company’s Welfare Benefit plans pursuant to the terms of such plans or pursuant to a determination by the Company’s insurance providers or such continued participation in the plan would result in the imposition of an excise tax to the Company pursuant to Section 4980D of the Code, the Company shall use reasonable efforts to obtain individual insurance policies providing the Welfare Benefits to the Executive during the Welfare Benefit Continuation Period and, if applicable, the Additional Welfare Benefit Continuation Period (as defined below), but shall only be required to pay for such policies an amount equal to the amount the Company would have paid had the Executive continued participation in the Company’s Welfare Benefits plans; provided, that, if such coverage cannot be obtained, the Company shall pay to the Executive monthly during the Welfare Benefit

Continuation Period and, if applicable, the Additional Welfare Benefit Continuation Period, an amount equal to the amount the Company would have paid had the Executive continued participation in the Company’s Welfare Benefits plans. The Company’s obligations to make the Severance Payments shall be conditioned upon: (i) the Executive’s continued compliance with Executive’s obligations under Section 4 of this Employment Agreement and (ii) the Executive’s execution, delivery and non-revocation of a valid and enforceable release of claims arising in connection with the Executive’s employment and termination or resignation of employment with the Company (the “Release”) in a form reasonably acceptable to the Company and the Executive that becomes effective not later than forty-five (45) days after the date of such termination or resignation of employment. In the event that the Executive breaches any of the covenants set forth in Section 4 of this Employment Agreement, the Executive will immediately return to the Company any portion of the Severance Payments that have been paid to the Executive pursuant to this Section 3.2(a). Subject to the foregoing and Section 3.2(e), the Severance Payments will commence to be paid to the Executive on the forty-fifth (45th) day following the Executive’s termination of employment, except that the Pro-Rata Bonus shall be paid at the time when annual bonuses are paid generally to the Company’s senior executives for the year in which the Executive’s termination of employment occurs.
                    (b) Change in Control Termination. If (A) (i) the Executive’s employment is terminated by the Company other than for Cause or Disability, or (ii) the Executive resigns for Good Reason, and such termination or resignation described in (i) or (ii) of this Clause (A) occurs within the one (1) year period following a Change in Control, or (B) the Executive’s termination or resignation is a Change in Control Related Termination, then, in addition to the Severance Payments described in Section 3.2(a), the Executive shall also be entitled to (I) the continuation of Executive’s Base Salary at the rate in effect immediately prior to the date of termination or resignation (determined without regard to any reduction in Base Salary subsequent to the Change in Control or in connection with the Change in Control Related Termination) for a period of twelve (12) months (or, if earlier, until and including the month in which the Executive attains age 70) commencing on the one (1) year anniversary of the date of termination or resignation (the “Additional Severance Period”), (II) a payment each month during the Severance Period and the Additional Severance Period equal to one-twelfth (1/12th) of the target Annual Bonus for the year in which the Executive’s termination or resignation occurs (determined without regard to any reduction in Base Salary or target Annual Bonus percentage subsequent to the Change in Control or in connection with the Change in Control Related Termination) and (III) the continuation of the Welfare Benefits for the twelve (12) month period commencing on the one (1) year anniversary of the date of termination or resignation or, if earlier, until such time as the Executive becomes eligible for Welfare Benefits from a subsequent employer (the “Additional Welfare Benefit Continuation Period”). Amounts received pursuant to this Section 3.2(b) shall be deemed to be included in the term Severance Payments for purposes of this Employment Agreement.
                    (c) Retirement. Upon Retirement, the Executive, whether or not Section 3.2(a) also applies but without duplication of benefits, shall be entitled to (i) a Pro-Rata Bonus, (ii) to the extent permitted pursuant to the applicable plans, the continuation on the same terms as an active employee of Welfare Benefits the Executive would otherwise be eligible to receive as an active employee of the Company for twenty-four (24) months following the date of the Executive’s Retirement or, if earlier, until such time as the Executive becomes eligible for

Welfare Benefits from a subsequent employer and, thereafter, shall be eligible to continue participation in the Company’s Welfare Benefits plans, provided that such continued participation shall be entirely at the Executive’s expense and shall cease when the Executive becomes eligible for Welfare Benefits from a subsequent employer. Notwithstanding the foregoing, (x) if the Executive is not permitted to continue participation in the Company’s Welfare Benefit plans pursuant to the terms of such plans or pursuant to a determination by the Company’s insurance providers or such continued participation in any plan would result in the plan being discriminatory within the meaning of Section 4980D of the Code, the Company shall use reasonable efforts to obtain individual insurance policies providing the Welfare Benefits to the Executive for such twenty-four (24) months, but shall only be required to pay for such policies an amount equal to the amount the Company would have paid had the Executive continued participation in the Company’s Welfare Benefit plans; provided, that, if such coverage cannot be obtained, the Company shall pay to the Executive monthly for such twenty-four (24) months an amount equal to the amount the Company would have paid had the Executive continued participation in the Company’s Welfare Benefits plans and (y) any Welfare Benefits coverage provided pursuant to this Section 3.2(b), whether through the Company’s Welfare Benefit plans or through individual insurance policies, shall be supplemental to any benefits for which the Executive becomes eligible under Medicare, whether or not the Executive actually obtains such Medicare coverage. The Pro-Rata Bonus shall be paid at the time when annual bonuses are paid generally to the Company’s senior executives for the year in which the Executive’s Retirement occurs.
                    (d) Definitions. For purposes of this Section 3.2, the following terms shall have the following meanings:
                         (1) A resignation for “Good Reason” shall mean a resignation by the Executive within thirty (30) days following the date on which the Company has engaged in any of the following: (i) the assignment of duties or responsibilities to the Executive that reflect a material diminution of the Executive’s position with the Company; (ii) a relocation of the Executive’s principal place of employment that increases the Executive’s commute by more than fifty (50) miles; or (iii) a reduction in the Executive’s Base Salary, other than across-the-board reductions applicable to similarly situated employees of the Company; provided, however, that the Executive must provide the Company with notice promptly following the occurrence of any of the foregoing and at least thirty (30) days to cure.
                         (2) “Cause” shall mean that the Executive has engaged in any of the following: (i) willful misconduct or breach of fiduciary duty; (ii) intentional failure or refusal to perform reasonably assigned duties after written notice of such willful failure or refusal and the failure or refusal is not corrected within ten (10) business days; (iii) the indictment for, conviction of or entering a plea of guilty or nolo contendere to a crime constituting a felony (other than a traffic violation or other offense or violation outside of the course of employment which does not adversely affect the Company and its Affiliates or their reputation or the ability of the Executive to perform Executive’s employment-related duties or to represent the Company and its Affiliates); provided, however, that (A) if the Executive is terminated for Cause by reason of Executive’s indictment pursuant to this clause (iii) and the indictment is subsequently dismissed or withdrawn or the Executive is found to be not guilty in a court of law in connection with such indictment, then the Executive’s termination shall be treated for purposes of this Employment Agreement as a termination by the Company other than for Cause, and the Executive will be entitled to receive (without duplication of benefits and to the extent permitted by law and the terms of the then-applicable Welfare Benefits plans) the payments and benefits set forth in Section 3.2(a) and, to the extent either or both are applicable, Section 3.2(b) and Section 3.2(c), following such dismissal, withdrawal or finding, payable in the manner and subject to the conditions set forth in such Sections and (B) if such indictment relates to environmental matters and does not allege that the Executive was directly involved in or directly supervised the action(s) forming the basis of the indictment, Cause shall not be deemed to exist under this Employment Agreement by reason of such indictment until the Executive is convicted or enters a plea of guilty or nolo contendere in connection with such indictment; or (iv) material breach of the Executive’s covenants in Section 4 of this Employment Agreement or any material written policy of the Company or any Affiliate after written notice of such breach and failure by the Executive to correct such breach within ten (10) business days, provided that no notice of, nor opportunity to correct, such breach shall be required hereunder if such breach cannot be cured by the Executive.
                         (3) “Change in Control” shall have the meaning set forth on Appendix A.
                         (4) “Change in Control Related Termination” shall mean a termination of the Executive’s employment by the Company other than for Cause or Executive’s resignation for Good Reason, in each case at any time prior to the date of a Change in Control and (A) the Executive reasonably demonstrates that such termination or the basis for resignation for Good Reason occurred in anticipation of a transaction that, if consummated, would constitute a Change in Control, (B) such termination or the basis for resignation for Good Reason occurred after the Company entered into a definitive agreement, the consummation of which would constitute a Change in Control or (C) the Executive reasonably demonstrates that such termination or the basis for resignation for Good Reason was implemented at the request of a third party who has indicated an intention or has taken steps reasonably calculated to effect a Change in Control.
                         (5) “Disability” shall mean the Executive’s inability, due to physical or mental ill health, to perform the essential functions of the Executive’s job, with or without a reasonable accommodation, for 180 days during any 365 day period irrespective of whether such days are consecutive.
                         (6) “Pro-Rata Bonus” shall mean, the product of (A) a fraction, the numerator of which is the number of days the Executive is employed by the Company during the year in which the Executive’s employment terminates pursuant to Section 3.2(a) or (c) prior to and including the date of the Executive’s termination and the denominator of which is 365 and (B)(i) if the Annual Bonus is payable pursuant to a plan that is intended to provide for the payment of bonuses that constitute “performance-based compensation” within the meaning of Section 162(m) of the Code, an amount for that year equal to the Annual Bonus the Executive would have been entitled to receive had his employment not terminated, based on the actual performance of the Company or the Executive, as applicable, for the full year, or (ii) if the Annual Bonus is not payable pursuant to a plan that is intended to provide for the payment of bonuses that constitute “performance-based compensation”, the target Annual Bonus for that year.
                         (7) “Retirement” shall mean the Executive’s termination or resignation of employment for any reason (other than by the Company for Cause or by reason of the Executive’s death) following the date the Executive attains age 62.
                    (e) Section 409A. To the extent applicable, this Employment Agreement shall be interpreted, construed and operated in accordance with Section 409A of the Code and the Treasury regulations and other guidance issued thereunder. If on the date of the Executive’s separation from service (as defined in Treasury Regulation §1.409A-1(h)) with the Company the Executive is a specified employee (as defined in Code Section 409A and Treasury Regulation §1.409A-1(i)), no payment constituting the “deferral of compensation” within the meaning of Treasury Regulation §1.409A-1(b) and after application of the exemptions provided in Treasury Regulation §§1.409A-1(b)(4) and 1.409A-1(b)(9)(iii) shall be made to Executive at any time during the six (6) month period following the Executive’s separation from service, and any such amounts deferred such six (6) months shall instead be paid in a lump sum on the first payroll payment date following expiration of such six (6) month period. For purposes of conforming this Employment Agreement to Section 409A of the Code, the parties agree that any reference to termination of employment, severance from employment, resignation from employment or similar terms shall mean and be interpreted as a “separation from service” as defined in Treasury Regulation §1.409A-1(h).
               3.3. Exclusive Remedy. The foregoing payments upon termination or resignation of the Executive’s employment shall constitute the exclusive severance payments due the Executive upon a termination or resignation of Executive’s employment under this Employment Agreement.
               3.4. Resignation from All Positions. Upon the termination or resignation of the Executive’s employment with the Company for any reason, the Executive shall be deemed to have resigned, as of the date of such termination or resignation, from and with respect to all positions the Executive then holds as an officer, director, employee and member of the Board of Directors (and any committee thereof) of the Company and any of its Affiliates.
               3.5. Cooperation. For one (1) year following the termination or resignation of the Executive’s employment with the Company for any reason, the Executive agrees to reasonably cooperate with the Company upon reasonable request of the Board and to be reasonably available to the Company with respect to matters arising out of the Executive’s services to the Company and its Affiliates, provided, however, such period of cooperation shall be for three (3) years, following any such termination or resignation of Executive’s employment for any reason, with respect to tax matters involving the Company or any of its Affiliates. The Company shall reimburse the Executive for expenses reasonably incurred in connection with such matters as agreed by the Executive and the Board and the Company shall compensate the Executive for such cooperation at an hourly rate based on the Executive’s most recent base salary rate assuming two thousand (2,000) working hours per year; provided, that if the Executive is required to spend more than forty (40) hours in any month on Company matters pursuant to this

Section 3.5, the Executive and the Board shall mutually agree to an appropriate rate of compensation for the Executive’s time over such forty (40) hour threshold.
     Section 4. Unauthorized Disclosure; Non-Competition; Non-Solicitation; Proprietary Rights.
               4.1. Unauthorized Disclosure. The Executive agrees and understands that in the Executive’s position with the Company and any Affiliates, the Executive has been and will be exposed to and has and will receive information relating to the confidential affairs of the Company and its Affiliates, including, without limitation, technical information, intellectual property, business and marketing plans, strategies, customer information, software, other information concerning the products, promotions, development, financing, expansion plans, business policies and practices of the Company and its Affiliates and other forms of information considered by the Company and its Affiliates to be confidential and in the nature of trade secrets (including, without limitation, ideas, research and development, know-how, formulas, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals) (collectively, the “Confidential Information”); provided, however, that Confidential Information shall not include information which (i) is or becomes generally available to the public not in violation of this Employment Agreement or any written policy of the Company; or (ii) was in the Executive’s possession or knowledge on a non-confidential basis prior to such disclosure. The Executive agrees that at all times during the Executive’s employment with the Company and thereafter, the Executive shall not disclose such Confidential Information, either directly or indirectly, to any individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof (each, for purposes of this Section 4, a “Person”) without the prior written consent of the Company and shall not use or attempt to use any such information in any manner other than in connection with Executive’s employment with the Company, unless required by law to disclose such information, in which case the Executive shall provide the Company with written notice of such requirement as far in advance of such anticipated disclosure as possible. Executive’s confidentiality covenant has no temporal, geographical or territorial restriction. Upon termination or resignation of the Executive’s employment with the Company, the Executive shall promptly supply to the Company all property, keys, notes, memoranda, writings, lists, files, reports, customer lists, correspondence, tapes, disks, cards, surveys, maps, logs, machines, technical data and any other tangible product or document which has been produced by, received by or otherwise submitted to the Executive during or prior to the Executive’s employment with the Company, and any copies thereof in Executive’s (or capable of being reduced to Executive’s) possession.
               4.2. Non-Competition. By and in consideration of the Company’s entering into this Employment Agreement and the payments to be made and benefits to be provided by the Company hereunder, and in further consideration of the Executive’s exposure to the Confidential Information of the Company and its Affiliates, the Executive agrees that the Executive shall not, during the Term and for a period of twelve (12) months thereafter (the “Restriction Period”), directly or indirectly, own, manage, operate, join, control, be employed by, or participate in the ownership, management, operation or control of, or be connected in any manner with, including, without limitation, holding any position as a stockholder, director, officer, consultant, independent contractor, employee, partner, or investor in, any Restricted

Enterprise (as defined below); provided, that in no event shall ownership of one percent (1%) or less of the outstanding securities of any class of any issuer whose securities are registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), standing alone, be prohibited by this Section 4.2, so long as the Executive does not have, or exercise, any rights to manage or operate the business of such issuer other than rights as a stockholder thereof. For purposes of this paragraph, “Restricted Enterprise” shall mean any Person that is actively engaged in any business which is either (i) in competition with the business of the Company or any of its Affiliates conducted during the preceding twelve (12) months (or following the Term, the twelve (12) months preceding the last day of the Term), or (ii) proposed to be conducted by the Company or any of its Affiliates in the Company’s or Affiliate’s business plan as in effect at that time (or following the Term, the business plan as in effect as of the last day of the Term); provided, that (x) with respect to any Person that is actively engaged in the refinery business, a Restricted Enterprise shall only include such a Person that operates or markets in any geographic area in which the Company or any of its Affiliates operates or markets with respect to its refinery business and (y) with respect to any Person that is actively engaged in the fertilizer business, a Restricted Enterprise shall only include such a Person that operates or markets in any geographic area in which the Company or any of its Affiliates operates or markets with respect to its fertilizer business. During the Restriction Period, upon request of the Company, the Executive shall notify the Company of the Executive’s then-current employment status. For the avoidance of doubt, a Restricted Enterprise shall not include any Person or division thereof that is engaged in the business of supplying (but not refining) crude oil or natural gas.
               4.3. Non-Solicitation of Employees. During the Restriction Period, the Executive shall not directly or indirectly contact, induce or solicit (or assist any Person to contact, induce or solicit) for employment any person who is, or within twelve (12) months prior to the date of such solicitation was, an employee of the Company or any of its Affiliates.
               4.4. Non-Solicitation of Customers/Suppliers. During the Restriction Period, the Executive shall not (i) contact, induce or solicit (or assist any Person to contact, induce or solicit) any Person which has a business relationship with the Company or of any of its Affiliates in order to terminate, curtail or otherwise interfere with such business relationship or (ii) solicit, other than on behalf of the Company and its Affiliates, any Person that the Executive knows or should have known (x) is a current customer of the Company or any of its Affiliates in any geographic area in which the Company or any of its Affiliates operates or markets or (y) is a Person in any geographic area in which the Company or any of its Affiliates operates or markets with respect to which the Company or any of its Affiliates has, within the twelve (12) months prior to the date of such solicitation, devoted more than de minimis resources in an effort to cause such Person to become a customer of the Company or any of its Affiliates in that geographic area. For the avoidance of doubt, the foregoing does not preclude the Executive from soliciting, outside of the geographic areas in which the Company or any of its Affiliates operates or markets, any Person that is a customer or potential customer of the Company or any of its Affiliates in the geographic areas in which it operates or markets.
               4.5. Extension of Restriction Period. The Restriction Period shall be extended for a period of time equal to any period during which the Executive is in breach of any of Sections 4.2, 4.3 or 4.4 hereof.

               4.6. Proprietary Rights. The Executive shall disclose promptly to the Company any and all inventions, discoveries, and improvements (whether or not patentable or registrable under copyright or similar statutes), and all patentable or copyrightable works, initiated, conceived, discovered, reduced to practice, or made by Executive, either alone or in conjunction with others, during the Executive’s employment with the Company and related to the business or activities of the Company and its Affiliates (the “Developments”). Except to the extent any rights in any Developments constitute a work made for hire under the U.S. Copyright Act, 17 U.S.C. § 101 et seq. that are owned ab initio by the Company and/or its applicable Affiliates, the Executive assigns all of Executive’s right, title and interest in all Developments (including all intellectual property rights therein) to the Company or its nominee without further compensation, including all rights or benefits therefor, including without limitation the right to sue and recover for past and future infringement. The Executive acknowledges that any rights in any developments constituting a work made for hire under the U.S. Copyright Act, 17 U.S.C § 101 et seq. are owned upon creation by the Company and/or its applicable Affiliates as the Executive’s employer. Whenever requested to do so by the Company, the Executive shall execute any and all applications, assignments or other instruments which the Company shall deem necessary to apply for and obtain trademarks, patents or copyrights of the United States or any foreign country or otherwise protect the interests of the Company and its Affiliates therein. These obligations shall continue beyond the end of the Executive’s employment with the Company with respect to inventions, discoveries, improvements or copyrightable works initiated, conceived or made by the Executive while employed by the Company, and shall be binding upon the Executive’s employers, assigns, executors, administrators and other legal representatives. In connection with Executive’s execution of this Employment Agreement, the Executive has informed the Company in writing of any interest in any inventions or intellectual property rights that Executive holds as of the date hereof. If the Company is unable for any reason, after reasonable effort, to obtain the Executive’s signature on any document needed in connection with the actions described in this Section 4.6, the Executive hereby irrevocably designates and appoints the Company, its Affiliates, and their duly authorized officers and agents as the Executive’s agent and attorney in fact to act for and in the Executive’s behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of this Section with the same legal force and effect as if executed by the Executive.
               4.7. Confidentiality of Agreement. Other than with respect to information required to be disclosed by applicable law, the parties hereto agree not to disclose the terms of this Employment Agreement to any Person; provided the Executive may disclose this Employment Agreement and/or any of its terms to the Executive’s immediate family, financial advisors and attorneys. Notwithstanding anything in this Section 4.7 to the contrary, the parties hereto (and each of their respective employees, representatives, or other agents) may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Employment Agreement, and all materials of any kind (including opinions or other tax analyses) related to such tax treatment and tax structure; provided that this sentence shall not permit any Person to disclose the name of, or other information that would identify, any party to such transactions or to disclose confidential commercial information regarding such transactions.
               4.8. Remedies. The Executive agrees that any breach of the terms of this Section 4 would result in irreparable injury and damage to the Company and its Affiliates for which the Company and its Affiliates would have no adequate remedy at law; the Executive therefore also agrees that in the event of said breach or any threat of breach, the Company and its Affiliates shall be entitled to an immediate injunction and restraining order to prevent such breach and/or threatened breach and/or continued breach by the Executive and/or any and all Persons acting for and/or with the Executive, without having to prove damages, in addition to any other remedies to which the Company and its Affiliates may be entitled at law or in equity, including, without limitation, the obligation of the Executive to return any Severance Payments made by the Company to the Company. The terms of this paragraph shall not prevent the Company or its Affiliates from pursuing any other available remedies for any breach or threatened breach hereof, including, without limitation, the recovery of damages from the Executive. The Executive and the Company further agree that the provisions of the covenants contained in this Section 4 are reasonable and necessary to protect the businesses of the Company and its Affiliates because of the Executive’s access to Confidential Information and Executive’s material participation in the operation of such businesses.
     Section 5. Representation.
     The Executive represents and warrants that (i) Executive is not subject to any contract, arrangement, policy or understanding, or to any statute, governmental rule or regulation, that in any way limits Executive’s ability to enter into and fully perform Executive’s obligations under this Employment Agreement and (ii) Executive is not otherwise unable to enter into and fully perform Executive’s obligations under this Employment Agreement.
     Section 6. Withholding.
     All amounts paid to the Executive under this Employment Agreement during or following the Term shall be subject to withholding and other employment taxes imposed by applicable law.
     Section 7. Effect of Section 280G of the Code.
               7.1. Payment Reduction. Notwithstanding anything contained in this Employment Agreement to the contrary, (i) to the extent that any payment or distribution of any type to or for the Executive by the Company, any affiliate of the Company, any Person who acquires ownership or effective control of the Company or ownership of a substantial portion of the Company’s assets (within the meaning of Section 280G of the Code and the regulations thereunder), or any affiliate of such Person, whether paid or payable or distributed or distributable pursuant to the terms of this Employment Agreement or otherwise (the “Payments”) constitute “parachute payments” (within the meaning of Section 280G of the Code), and if (ii) such aggregate would, if reduced by all federal, state and local taxes applicable thereto, including the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), be less than the amount the Executive would receive, after all taxes, if the Executive received aggregate Payments equal (as valued under Section 280G of the Code) to only three times the Executive’s “base amount” (within the meaning of Section 280G of the Code), less $1.00, then (iii) such Payments shall be reduced (but not below zero) if and to the extent necessary so that no Payments to be made or benefit to be provided to the Executive shall be subject to the Excise Tax; provided, however, that the Company shall use its reasonable best efforts to obtain shareholder approval of the Payments provided for in this Employment Agreement in a manner intended to satisfy requirements of the “shareholder approval” exception to Section 280G of the Code and the regulations promulgated thereunder, such that payment may be made to the Executive of such Payments without the application of an Excise Tax. If the Payments are so reduced, the Company shall reduce or eliminate the Payments (x) by first reducing or eliminating the portion of the Payments which are not payable in cash (other than that portion of the Payments subject to clause (z) hereof), (y) then by reducing or eliminating cash payments (other than that portion of the Payments subject to clause (z) hereof) and (z) then by reducing or eliminating the portion of the Payments (whether payable in cash or not payable in cash) to which Treasury Regulation § 1.280G-1 Q/A 24(c) (or successor thereto) applies, in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time.
               7.2. Determination of Amount of Reduction (if any). The determination of whether the Payments shall be reduced as provided in Section 7.1 and the amount of such reduction shall be made at the Company’s expense by an accounting firm selected by the Company from among the four (4) largest accounting firms in the United States (the “Accounting Firm”). The Accounting Firm shall provide its determination (the “Determination”), together with detailed supporting calculations and documentation, to the Company and the Executive within ten (10) days after the Executive’s final day of employment. If the Accounting Firm determines that no Excise Tax is payable by the Executive with respect to the Payments, it shall furnish the Executive with an opinion reasonably acceptable to the Executive that no Excise Tax will be imposed with respect to any such payments and, absent manifest error, such Determination shall be binding, final and conclusive upon the Company and the Executive.
     Section 8. Miscellaneous.
               8.1. Amendments and Waivers. This Employment Agreement and any of the provisions hereof may be amended, waived (either generally or in a particular instance and either retroactively or prospectively), modified or supplemented, in whole or in part, only by written agreement signed by the parties hereto; provided, that, the observance of any provision of this Employment Agreement may be waived in writing by the party that will lose the benefit of such provision as a result of such waiver. The waiver by any party hereto of a breach of any provision of this Employment Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach, except as otherwise explicitly provided for in such waiver. Except as otherwise expressly provided herein, no failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder, or otherwise available in respect hereof at law or in equity, shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.
               8.2. Fees and Expenses. The Company shall pay all legal fees and related expenses (including the costs of experts, evidence and counsel) incurred by the Executive as a result of (i) the termination of the Executive’s employment by the Company or the resignation by the Executive for Good Reason (including all such fees and expenses, if any, incurred in contesting, defending or disputing the basis for any such termination or resignation of employment) or (b) the Executive seeking to obtain or enforce any right or benefit provided by this Employment Agreement; provided, that, if it is determined that the Executive’s termination of employment was for Cause, the Executive shall not be entitled to any payment or reimbursement pursuant to this Section 8.2.
               8.3. Indemnification. To the extent provided in the Company’s Certificate of Incorporation or Bylaws, as in effect from time to time, and subject to any separate agreement (if any) between the Company and the Executive regarding indemnification, the Company shall indemnify the Executive for losses or damages incurred by the Executive as a result of causes of action arising from the Executive’s performance of duties for the benefit of the Company, whether or not the claim is asserted during the Term.
               8.4. Assignment. This Employment Agreement, and the Executive’s rights and obligations hereunder, may not be assigned by the Executive, and any purported assignment by the Executive in violation hereof shall be null and void.
               8.5. Payments Following Executive’s Death. Any amounts payable to the Executive pursuant to this Employment Agreement that remain unpaid at the Executive’s death shall be paid to the Executive’s estate.
               8.6. Notices. Unless otherwise provided herein, all notices, requests, demands, claims and other communications provided for under the terms of this Employment Agreement shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be sent by (i) personal delivery (including receipted courier service) or overnight delivery service, (ii) facsimile during normal business hours, with confirmation of receipt, to the number indicated, (iii) reputable commercial overnight delivery service courier or (iv) registered or certified mail, return receipt requested, postage prepaid and addressed to the intended recipient as set forth below:

If to the Company:	CVR Energy, Inc.
10 E. Cambridge Circle, Suite 250
Kansas City, KS 66103
Attention: General Counsel
Facsimile: (913) 982-5651

with a copy to:	Fried, Frank, Harris, Shriver & Jacobson LLP
One New York Plaza
New York, NY 10004
Attention: Donald P. Carleen, Esq.
Facsimile: (212) 859-4000

If to the Executive:	Edward Morgan
2277 Plaza Drive, Suite 500
Sugar Land, TX 77479
Facsimile: (281) 207-3389

          All such notices, requests, consents and other communications shall be deemed to have been given when received. Any party may change its facsimile number or its address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other parties hereto notice in the manner then set forth.
               8.7. Governing Law. This Employment Agreement shall be construed and enforced in accordance with, and the rights and obligations of the parties hereto shall be governed by, the laws of the State of Texas, without giving effect to the conflicts of law principles thereof. Each of the parties hereto irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of Texas (collectively, the “Selected Courts”) for any action or proceeding relating to this Employment Agreement, agrees not to commence any action or proceeding relating thereto except in the Selected Courts, and waives any forum or venue objections to the Selected Courts.
               8.8. Severability. Whenever possible, each provision or portion of any provision of this Employment Agreement, including those contained in Section 4 hereof, will be interpreted in such manner as to be effective and valid under applicable law but the invalidity or unenforceability of any provision or portion of any provision of this Employment Agreement in any jurisdiction shall not affect the validity or enforceability of the remainder of this Employment Agreement in that jurisdiction or the validity or enforceability of this Employment Agreement, including that provision or portion of any provision, in any other jurisdiction. In addition, should a court or arbitrator determine that any provision or portion of any provision of this Employment Agreement, including those contained in Section 4 hereof, is not reasonable or valid, either in period of time, geographical area, or otherwise, the parties hereto agree that such provision should be interpreted and enforced to the maximum extent which such court or arbitrator deems reasonable or valid.
               8.9. Entire Agreement. From and after the Commencement Date, this Employment Agreement constitutes the entire agreement between the parties hereto, and supersedes all prior representations, agreements and understandings (including any prior course of dealings), both written and oral, relating to any employment of the Executive by the Company or any of its Affiliates including, without limitation, the Original Agreement and the Amended and Restated Agreement.
               8.10. Counterparts. This Employment Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all such counterparts shall together constitute one and the same instrument.
               8.11. Binding Effect. This Employment Agreement shall inure to the benefit of, and be binding on, the successors and assigns of each of the parties, including, without limitation, the Executive’s heirs and the personal representatives of the Executive’s estate and any successor to all or substantially all of the business and/or assets of the Company.
               8.12. General Interpretive Principles. The name assigned this Employment Agreement and headings of the sections, paragraphs, subparagraphs, clauses and subclauses of this Employment Agreement are for convenience of reference only and shall not in any way affect the meaning or interpretation of any of the provisions hereof. Words of inclusion shall not be construed as terms of limitation herein, so that references to “include”, “includes” and “including” shall not be limiting and shall be regarded as references to non-exclusive and non-characterizing illustrations.
               8.13. Mitigation. Notwithstanding any other provision of this Employment Agreement, (a) the Executive will have no obligation to mitigate damages for any breach or termination of this Employment Agreement by the Company, whether by seeking employment or otherwise and (b) except for Welfare Benefits provided pursuant to Section 3.2(a) or Section 3.2(b), the amount of any payment or benefit due the Executive after the date of such breach or termination will not be reduced or offset by any payment or benefit that the Executive may receive from any other source.
               8.14. Company Actions. Any actions, approvals, decisions, or determinations to be made by the Company under this Employment Agreement shall be made by the Company’s Board, except as otherwise expressly provided herein. For purposes of any references herein to the Board’s designee, any such reference shall be deemed to include the Chief Executive Officer of the Company and such other or additional officers, or committees of the Board, as the Board may expressly designate from time to time for such purpose.
[signature page follows]

     IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the date first written above.

CVR ENERGY, INC.

/s/ Edward Morgan	By:	/s/ John J. Lipinski

EDWARD MORGAN		Name:	John J. Lipinski
		Title:	Chief Executive Officer and President
[Signature Page to Second Amended and Restated Employment Agreement]

APPENDIX A
“Change in Control” means the occurrence of any of the following:
     (a) An acquisition (other than directly from the Company) of any voting securities of the Company (the “Voting Securities”) by any “Person” (as the term “person” is used for purposes of Section 13(d) or 14(d) of the Exchange Act), immediately after which such Person has “Beneficial Ownership” (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than thirty percent (30%) of (i) the then-outstanding Shares or (ii) the combined voting power of the Company’s then-outstanding Voting Securities; provided, however, that in determining whether a Change in Control has occurred pursuant to this paragraph (a), the acquisition of Shares or Voting Securities in a Non-Control Acquisition (as hereinafter defined) shall not constitute a Change in Control. A “Non-Control Acquisition” shall mean an acquisition by (i) an employee benefit plan (or a trust forming a part thereof) maintained by (A) the Company or (B) any corporation or other Person the majority of the voting power, voting equity securities or equity interest of which is owned, directly or indirectly, by the Company (for purposes of this definition, a “Related Entity”), (ii) the Company, any Principal Stockholder or any Related Entity, or (iii) any Person in connection with a Non-Control Transaction (as hereinafter defined);
     (b) The consummation of:
          (i) A merger, consolidation or reorganization (x) with or into the Company or (y) in which securities of the Company are issued (a “Merger”), unless such Merger is a “Non-Control Transaction.” A “Non-Control Transaction” shall mean a Merger in which:
               (A) the shareholders of the Company immediately before such Merger own directly or indirectly immediately following such Merger at least a majority of the combined voting power of the outstanding voting securities of (1) the corporation resulting from such Merger (the “Surviving Corporation”), if fifty percent (50%) or more of the combined voting power of the then outstanding voting securities by the Surviving Corporation is not Beneficially Owned, directly or indirectly, by another Person (a “Parent Corporation”) or (2) if there is one or more than one Parent Corporation, the ultimate Parent Corporation;
               (B) the individuals who were members of the Board immediately prior to the execution of the agreement providing for such Merger constitute at least a majority of the members of the board of directors of (1) the Surviving Corporation, if there is no Parent Corporation, or (2) if there is one or more than one Parent Corporation, the ultimate Parent Corporation; and
               (C) no Person other than (1) the Company or another corporation that is a party to the agreement of Merger, (2) any Related Entity, (3) any employee benefit plan (or any trust forming a part thereof) that, immediately prior to the Merger, was maintained by the Company or any Related Entity, or (4) any Person who, immediately prior to the Merger, had Beneficial Ownership of thirty percent (30%) or more of the then outstanding Shares or Voting Securities, has Beneficial Ownership, directly or indirectly, of thirty percent (30%) or more of the combined voting power of the outstanding voting securities or common stock of (x) the Surviving Corporation, if there is no Parent Corporation, or (y) if there is one or more than one Parent Corporation, the ultimate Parent Corporation.
          (ii) A complete liquidation or dissolution of the Company; or
          (iii) The sale or other disposition of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole to any Person (other than (x) a transfer to a Related Entity or (y) the distribution to the Company’s shareholders of the stock of a Related Entity or any other assets).
     Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any Person (the “Subject Person”) acquired Beneficial Ownership of more than the permitted amount of the then outstanding Shares or Voting Securities as a result of the acquisition of Shares or Voting Securities by the Company which, by reducing the number of Shares or Voting Securities then outstanding, increases the proportional number of shares Beneficially Owned by the Subject Persons; provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of Shares or Voting Securities by the Company and, after such share acquisition by the Company, the Subject Person becomes the Beneficial Owner of any additional Shares or Voting Securities and such Beneficial Ownership increases the percentage of the then outstanding Shares or Voting Securities Beneficially Owned by the Subject Person, then a Change in Control shall occur.
     For purposes of this definition: (i) “Shares” means the common stock, par value $.01 per share, of the Company and any other securities into which such shares are changed or for which such shares are exchanged and (ii) “Principal Stockholder” means each of Kelso Investment Associates VII, L.P., a Delaware limited partnership, KEP VI, LLC, a Delaware limited liability company, GS Capital Partners V Fund, L.P., a Delaware limited partnership, GS Capital Partners V Offshore Fund, L.P., a Cayman Islands exempted limited partnership, GS Capital Partners V Institutional, L.P., a Delaware limited partnership and GS Capital Partners V GmbH & Co. KG, a German limited partnership.